EXHIBIT 99.2

14th June 2005

Acquisition of Commercial Federal Corporation :

A further step in BNP Paribas’ retail banking expansion
in the Western US

BNP Paribas takes a further step in its expansion strategy in the Western US through BancWest Corporation (“BancWest”), its wholly owned subsidiary.

BancWest announced today that its subsidiary, Bank of the West, has reached an agreement to acquire Commercial Federal Corporation (“Commercial Federal”), a NYSE listed company (CFB), headquartered in Omaha, Nebraska.

BancWest currently operates through 541 branches in 17 Western states, primarily California and Hawaii. It operates under the brands of First Hawaiian Bank in Hawaii, and Bank of the West on the Western US Mainland. Commercial Federal operates through 198 branches in 7 states.

This transaction underscores BNP Paribas’ expansion strategy in US retail banking and its disciplined acquisition policy. Following the transaction, BancWest will have in excess of 4.2 million accounts and over 700 branches, enhancing its presence in high growth markets. BancWest will operate in 20 states with 100 million inhabitants, and benefit from some of the strongest demographic growth trends in the US.

On Monday 13th of June 2005, the Board of Directors of Commercial Federal approved an agreement for the sale of 100% of the company to Bank of the West. The transaction was also approved by the boards of BNP Paribas, BancWest and Bank of the West. Commercial Federal shareholders will receive at closing US $34.5 per share, of which a cash payment of US $34.0 from BancWest and US $0.5 as a special one-time dividend. In total, this US $1.36 billion (1.12 billion Euros) purchase price represents a 27% premium to the average closing stock price of Commercial Federal over the past six months, and is equivalent to 14.8 times 2006 consensus earnings and 1.8 times book value as at 31 March 2005. Subsequent to the transaction, all Commercial Federal activities will continue under the Bank of the West brand.

In 2004, Commercial Federal reported total revenues of US $382 million, net income of US $76 million, and a RoE of 10.1%. The bank had US $10.4 billion of assets as of March 31st, 2005. Bank of the West will accelerate the growth of the franchise, by enhancing product offering, increasing sales efficiency, generating pre-tax revenue synergies estimated at US $ 12 million in 2007, net of associated costs.

The merger will also generate significant pre-tax cost synergies estimated at US $54 million, decreasing the cost-income ratio of Commercial Federal towards Bank of the West standard, creating shareholder value from 2006 onwards. The transaction presents limited execution risk given BancWest’s proven integration track record and the similarity between both banks’ business models and operating systems.

In a statement following the agreement, Baudouin Prot, CEO of BNP Paribas said: “I recently reiterated that the US is one of our major priorities for expansion in retail banking. This transaction is a good example of our well-defined and focused expansion strategy. It is in line with our policy of value-creating transactions in businesses and geographies with strong growth potential where there is limited execution risk. This acquisition also represents a great example of our efficient use of capital “.

In addition, Don McGrath, President and CEO of BancWest said: “Commercial Federal is an excellent franchise that has built strong relationships with its clients and is an excellent fit for Bank of the West. It operates in high-growth retail markets that complement our existing footprint. We will add substantially to our market share in Denver, and become one of the leading banks in Omaha and Des Moines. We see great opportunities to leverage this franchise. It offers significant potential for BancWest’s further organic growth in that region.”

The transaction, recommended by the Board of Directors, is currently subject to approval by Commercial Federal’s shareholders and by various regulatory agencies in the US. The transaction is expected to close in the fourth quarter of 2005. BNP Paribas was advised by Morgan Stanley, Lehman Brothers and Goldman Sachs.

About BNP Paribas and BancWest

BNP Paribas (www.bnpparibas.com) is a European leader in banking and financial services, with a significant and growing presence in the United States and leading positions in Asia. BNP Paribas is the leading bank in the Euro zone in terms of net income in 2004. The group has one of the largest international banking networks, present in over 85 countries with close to 100,000 employees, including 67,000 in Europe. BNP Paribas enjoys key positions in its three core businesses: Corporate and Investment Banking, Asset Management & Services and Retail Banking.

BancWest Corporation is a wholly-owned subsidiary of BNP Paribas with assets of US $51.4 billion and headquarters offices in Honolulu, Hawaii and San Francisco, California. Its subsidiaries Bank of the West and First Hawaiian Bank, are respectively the 5th largest commercial bank in California and the largest bank in Hawaii.

Press contacts:

Michèle SICARD	(33) 1 40 14 70 61	michele.sicard@bnpparibas.com
Carine LAURU	(33) 1 42 98 15 91	carine.lauru@bnpparibas.com
Céline CASTEX	(33) 1 40 14 65 16	celine.castex@bnpparibas.com
Christelle MALDAGUE	(33) 1 42 98 56 48	christelle.maldague@bnpparibas.com
Hélène REGNARD	(33) 1 40 14 65 14	helene.regnard@bnpparibas.com